Exhibit 10.23

STATE AND LOCAL TAX SHARING AGREEMENT

THIS STATE AND LOCAL TAX SHARING AGREEMENT ("Agreement") is made and entered into by and between Forestar Group Inc., a Delaware corporation, and its subsidiaries ("Forestar”), and D.R. Horton, Inc., a Delaware corporation ("Horton").

RECITALS

WHEREAS, Forestar is a 75 percent owned subsidiary of Horton; and

WHEREAS, Horton intends to file combined or consolidated (or similar) state or local income, margin or franchise tax returns (“State Returns”), as required by state law or as it elects, on behalf of itself and the other Members of the Group (as hereinafter defined), including Forestar; and

WHEREAS, Horton and Forestar wish to agree upon an equitable method to allocate and settle between themselves the State Return liability of the Group, and to reimburse the Parent (as hereinafter defined) for payment of such tax liability;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I DEFINITIONS
For purposes of this Agreement, the following terms shall be defined as follows:

A."Parent" shall mean Horton or any successor common parent corporation of the Group.

B."Group" shall mean Parent and its subsidiaries as well as Forestar.

C."Member" shall mean each corporation or other legal entity (whether now existing or hereinafter formed or acquired), including Parent and Forestar, that is entitled or required to join with Parent in filing a State Return.

D."Taxable Period" shall mean any taxable year ending after the Effective Date with respect to which a State Return is filed on behalf of the Group.

E."Forestar Separate Tax" for a Taxable Period shall mean, with respect to Forestar, the State Return liability that Forestar would have for such Taxable Period (including penalties and additions to tax related to items attributable to Forestar) determined as if Forestar had filed its own State Return for such Taxable Period (or portion thereof) and all prior periods beginning on or after the Effective Date.

F."Effective Date" shall mean the date referenced in Article XIV.

ARTICLE II PAYMENTS
For each Taxable Period, Forestar’s portion of the State Return liability of the Group shall be the Forestar Separate Tax. Forestar shall make payment thereof to Parent and Parent shall make payment thereof to Forestar as provided in Article III.

ARTICLE III
TIME AND FORM OF PAYMENTS

A.Payments by Forestar: Payments by Forestar pursuant to Article II hereof shall be made upon demand for payment being made by Parent. Parent shall give Forestar at least three business days advance notice in writing of any payment to be paid by Forestar to Parent pursuant to this paragraph. Parent is not required to make demand for payment annually and may in its discretion let any payments owed to it accumulate for two or more years before making its demand for payment.

B. Payments by Parent: In the event that Forestar benefits the Group as a result of having a net operating loss or other tax benefit that cannot be utilized in the calculation of the Forestar Separate Tax, Parent shall pay to Forestar the amount of tax savings as if Forestar had been able to utilize the net operating loss or other tax benefit in the calculation of the Forestar Separate Tax. Payment will be made first by offset to any amount owed to Parent by Forestar and then upon demand for payment being made by Forestar giving at least three business days advance notice in writing to Parent of any payment to be paid pursuant to this paragraph. Forestar is not required to make demand for payment annually and may in its discretion let any payments owed to it accumulate for two or more years before making its demand for payment.

ARTICLE IV REDETERMINATION OF TAX LIABILITY
In the event of any redetermination of any item of income, gain, loss, deduction or credit of any Member of the Group for any Taxable Period as a result of an examination by a state taxing authority (“State”), any final action by the State on an amended tax return or a claim for refund, the execution of a closing agreement with the State or a judicial decision which has become final (a "Final Determination"), the Forestar Separate Tax shall be recomputed for such Taxable Period (insofar as possible on the basis described in Article I paragraph E) to take into account such redetermination (including any penalties or additions to tax) in a manner consistent with such revised treatment, and the payments pursuant to Article II shall be appropriately adjusted. Any additional payment between Parent and Forestar required by such adjustment shall be paid in accordance with the requirements for the time and form of payments set forth in Article III.

ARTICLE V
FILING OF RETURNS, PAYMENT OF TAX, ETC.

A.Parent as Agent: Forestar hereby appoints Parent as its agent, as long as Forestar is a Member of the Group, for purposes of filing any State Return, making any elections, applications or taking any actions in connection therewith on behalf of the Members of the Group. Forestar hereby consents to the filing of such returns and the making of such elections and applications.

B.Cooperation: Forestar shall cooperate with Parent in the filing of any State Returns for the Group by maintaining such books and records and providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions which Parent may reasonably request in connection therewith. Forestar will provide Parent with such information concerning such returns and the application of this Agreement as Parent may reasonably request.

C.Payment of Tax: For every Taxable Period, Parent will pay or discharge, or cause to be paid or discharged the State Return liability of the Group.

ARTICLE VI ADJUDICATIONS
In any audit, conference or other proceeding with a State, or in any judicial proceedings concerning the determination of the state tax liabilities of the Group or any of its Members for any Taxable Period or portion thereof during which Forestar is a member of the Group, the Group and each of its Members shall be represented by persons selected by Parent. The settlement and terms of settlement of any issues relating to any such proceeding shall be in the sole discretion of Parent, and Forestar appoints Parent as its agent for the purpose of proposing and concluding any such settlement.

ARTICLE VII HEADINGS
Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE VIII BINDING AFFECT
This Agreement shall be binding upon each Member of the Group, whether or not such Member was a Member upon the execution of this Agreement, and each Member consents to the terms hereof and guarantees the performance of the agreements contained herein. Parent shall cause each future Member of the Group to assent to the terms of this Agreement after becoming a Member of the Group. Each Member hereby assents to each new Member becoming a party to this Agreement.

ARTICLE IX ENTIRE AGREEMENT
This Agreement contains the complete expression of the agreement between the parties with respect to the matters addressed herein and there are no promises, representations, or inducements except as herein provided. The terms and provisions of this Agreement may not be modified, supplemented or amended except in writing agreed to by both parties hereto. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

ARTICLE X EQUITABLE INTERPRETATION
This Agreement is intended to allocate the State Return liabilities and benefits of the Group in an equitable manner and any situations or circumstances concerning such allocation which is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of allocation of this Agreement.

ARTICLE XI NO WAIVER
Failure by either party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute waiver of such provision or the right of such party thereafter to enforce each and every such provision.

ARTICLE XII GOVERNING LAW
This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Texas.

ARTICLE XIII NOTICES
Any payment, notice or communication required or permitted to be given under this Agreement shall be deemed to have been given when deposited in the United States mail, postage prepaid, addressed as follows:

If to Parent

D.R. Horton, Inc.
Attn: Cade Anderson 1341 Horton Circle Arlington, Texas 76011

If to Forestar

Forestar Group Inc.
Attn: Andrew Harris
10700 Pecan Park Blvd., Ste 150
Austin, Texas 78750

ARTICLE XIV EFFECTIVE DATE
Forestar first became a Member of the Group on October 5, 2017 which is the Effective Date of this Agreement. Prior to the execution date of this Agreement the parties have acted in a manner consistent with the underlying principles of allocation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on April 1, 2019.

D.R. HORTON, INC.

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice - President and Chief
Financial Officer

FORESTAR GROUP INC.

By:	/s/ Charles D. Jehl
Charles D. Jehl
Chief Financial Officer